Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES MANAGEMENT CHANGES

HOUSTON October 20, 2011 — Dril-Quip, Inc. (NYSE: DRQ) today announced that J. Mike Walker has retired and is stepping down from his positions as Chairman of the Board and Chief Executive Officer and as a member of the Board effective immediately. As a result of Mr. Walker’s retirement, the board of directors has appointed John V. Lovoi as Chairman of the Board, Blake T. DeBerry as President and Chief Executive Officer, and James A. Gariepy as Senior Vice President and Chief Operating Officer, effective immediately. Mr. DeBerry was also appointed as a member of the board of directors to replace Mr. Walker.

Mr. Lovoi, 50, has been a director since May 2005 and is also chairman of the Nominating, Governance and Compensation Committee and a member of the Audit Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company, and is also a director of Helix Energy Solutions Group, an NYSE listed energy services company.

Mr. DeBerry, 51, has been an employee of the Company since 1988 and has held a number of management and engineering positions in the Company’s domestic and international offices, most recently serving as Senior Vice President – Sales and Engineering.

Mr. Gariepy, 54, has held domestic and international management positions since joining the Company in 2004 and most recently served as Senior Vice President – Manufacturing, Project Management and Service.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.